Exhibit 5.1

December 16, 2016

Board of Directors
MVB Financial Corp.
301 Virginia Avenue
Fairmont, West Virginia 26554

Re: Registration Statement on Form S-3

Ladies and Gentleman:

We have acted as special West Virginia counsel for MVB Financial Corp., a West Virginia corporation (the “Company”), in connection with the matters set forth herein. This opinion is being delivered in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by the “Selling Shareholders” named therein of an aggregate of 1,913,044 outstanding shares of common stock, $1.00 par value per share, of the Company (the “Shares”). As such, any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Registration Statement.

In connection with the issuance of this opinion, we have examined such documents, including (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended through the date hereof, (iii) the Bylaws of the Company, as amended through the date hereof and (iv) resolutions of the Board of Directors of the Company adopted on November 1, 2016, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon representations of officers of the Company and of public officials.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, we are of the opinion that the Shares to be sold by the “Selling Shareholders” pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

48 Donley Street | Suite 800 | Post Office Box 615 | Morgantown, West Virginia 26507-0615
www.spilmanlaw.com | 304.291.7920 | 304.291.7979 fax

West Virginia North Carolina Pennsylvania Virginia

Our opinion expressed above is limited to the laws of the State of West Virginia. We assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the caption “Legal Matters” contained in the prospectus included in the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SPILMAN THOMAS & BATTLE, PLLC